UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2021

FORTINET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34511	77-0560389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

899 Kifer Road

Sunnyvale, CA 94086

(Address of principal executive offices, including zip code)

(408) 235-7700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, $0.001 Par Value	FTNT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 24, 2021, Fortinet, Inc. (“Fortinet”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein. The Underwriting Agreement provides for the issuance and sale by Fortinet of $1.0 billion aggregate principal amount of senior notes, consisting of $500.0 million aggregate principal amount 1.000% notes due 2026 (the “2026 Notes”) and $500.0 million aggregate principal amount of 2.200% notes due 2031 (the “2031 Notes,” and together with the 2026 Notes, the “Notes”), in an underwritten public offering (the “Offering”).

The Notes will be issued pursuant to an indenture, dated as of March 5, 2021, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The 2026 Notes will be issued at a price to the public of 99.463% of their principal amount and the 2031 Notes will be issued at a price to the public of 99.660% of their principal amount.

The Notes are senior unsecured obligations of Fortinet and rank equally with all existing and future unsecured and unsubordinated indebtedness of Fortinet. The 2026 Notes will mature on March 15, 2026 and bear interest at a fixed rate of 1.000% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2021. The 2031 Notes will mature on March 15, 2031 and bear interest at a fixed rate of 2.200% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2021.

Fortinet estimates that the net proceeds from the Offering will be approximately $987.1 million, after deducting the underwriting discount and estimated offering expenses payable by Fortinet. Fortinet intends to use the net proceeds from the sale of the Notes for general corporate purposes. General corporate purposes may include additions to working capital, financing of capital expenditures, and Fortinet may also use the net proceeds of the Offering for repayment or redemption of outstanding indebtedness, share repurchases, and future acquisitions and strategic investment opportunities. Pending other uses, Fortinet intends to invest the net proceeds to Fortinet in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, corporate debt, direct or guaranteed obligations of the U.S. government, or term deposits, or hold as cash. Fortinet may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including cash, cash equivalents or marketable securities, or use funds to reduce outstanding short-term borrowings.

The closing of the sale of the Notes is expected to occur on March 5, 2021, subject to the satisfaction of customary closing conditions contained in the Underwriting Agreement. The Underwriting Agreement contains customary representations, warranties and covenants. These representations, warranties and covenants are not representations of factual information to investors about Fortinet or its subsidiaries, and the sale of any Notes pursuant to the Underwriting Agreement is not a representation that there has not been any change in the condition of Fortinet. The foregoing description of the terms of the Underwriting Agreement is not complete and is subject to, and qualified in its entirety by reference to, the complete terms and conditions of the Underwriting Agreement, which is filed as Exhibit 1.1 and is incorporated by reference herein.

The Notes are being offered pursuant to Fortinet’s effective shelf registration statement on Form S-3 (Registration No. 333-253341) filed with the Securities and Exchange Commission on February 22, 2021, as supplemented by a prospectus supplement, dated February 24, 2021.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Exhibit Description

1.1	Underwriting Agreement, dated as of February 24, 2021, by and among Fortinet and BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2021	FORTINET INC.

	By:	/s/ JOHN WHITTLE
John Whittle
Executive Vice President and General Counsel